RESTATED ARTICLES OF INCORPORATION

OF

CDX.COM, INC.

We the undersigned President and Secretary of CDX.com, Inc. do hereby certify that the Board of Directors of said corporation, by unanimous written consent dated as of July 26, 2005, declared the advisability of and adopted resolutions to alter, amend and restate the Articles of Incorporation of the Corporation, as amended, pursuant to the Colorado Revised Statutes, as amended (“CRS”), as follows:

ARTICLE I

NAME

The name of the Corporation is CDX.com, Inc.

ARTICLE II

PRINCIPAL OFFICE

Section 2.01

Corporate Offices.  The address of its corporate office is 501 South Johnstone, Suite 501, Bartlesville OK 74003

Section 2.02

Other Offices.  The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Colorado as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of Directors and shareholders held outside the State of Colorado with the same effect as if in the State of Colorado.

ARTICLE III

PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Colorado.

ARTICLE IV

SHARES OF STOCK

Section 4.01

Number and Class.  The amount of the total authorized capital stock of this Corporation is One Hundred Million (100,000,000) shares with a par value of $0.001 designated as Common Stock.  The Common Stock may be issued from time to time without action by the stockholders.  The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

Section 4.02

No Preemptive Rights.  Holders of the Common Stock of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion, may determine from time to time.

Section 4.03

Assessment of Shares.  The Common Stock of the Corporation, after the amount of the subscription price has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Certificate of Incorporation shall not be amended in this particular.

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ARTICLE V

DIRECTORS

Section 5.01

Governing Board.  The members of the Board of the Corporation shall be styled Directors.

Section 5.02

Board of Directors.  The Board of Directors shall consist of at least one (1) but no more than seven (7) members.  The name(s) and address(s) of the initial members of the Board of Directors are as follows:

Name

Address

     James B. Frack

501 South Johnstone, Suite 501

Bartlesville OK 74003

This individual shall serve as Director until the first Annual Meeting of the Shareholders or until the successors shall have been elected and qualified.

Section 5.03

Change in the Number of Directors.  The number of Directors may be increased or decreased by duly adopted amendment to the Bylaws of the Corporation.

ARTICLE VI

REGISTERED AGENT

The name and address of the company Registered Agent is J. Granquist, 600 Main Street, Ouray, Colorado  81427.

ARTICLE VII

PERIOD OF DURATION

This Corporation is to have A PERPETUAL existence.

ARTICLE VIII

AMENDMENTS

Subject at all times to the express provisions of Section 4.03 which cannot be amended, this Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Certificate of Incorporation or said Bylaws, and all rights conferred upon the shareholders are granted subject to this reservation.

ARTICLE IX

POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)

Subject to the Bylaws, if any, adopted by the shareholders, to make, alter or repeal the Bylaws of the Corporation;

(2)

To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

(3)

To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

(4)

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve; and

(5)

By resolution adopted by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th of July, 2005, hereby declaring and certifying that the facts stated herein above are true.

/s/  James B. Frack

James B. Frack, President, Chairman, Secretary/Treasurer and Sole Director

STATE OF Oklahoma

)

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County of    Washington

)

On July 25, 2005, personally appeared before me, a Notary Public, James B. Frack, President, Chairman, Secretary/Treasurer and Sole Director of CDX.com, Inc., who acknowledged that he executed the above instrument.

/s/  Debra D. Crain

Notary Public #01017333

My Commission Expires: 11-10-2005

(S E A L)

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